Exhibit 99

SILICON LABORATORIES REPORTS SECOND QUARTER RESULTS

—Strong Growth from Broad-based Products—

AUSTIN, Texas — July 25, 2011 — Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today reported a 5.5 percent sequential increase in second quarter revenue to $126.2 million due to a record quarter in its Broad-based product lines.

Financial Highlights

During the quarter, the company demonstrated sequential improvement across key financial metrics. On a GAAP basis, which includes approximately $8.6 million in non-cash stock compensation charges, gross margin was up slightly at 60.4 percent for the second quarter. R&D investment was down in the second quarter to $34.2 million, and SG&A decreased significantly to $26.1 million. This resulted in fully diluted GAAP earnings per share of 29 cents.

The following non-GAAP results exclude the impact of stock compensation expense and certain other one-time items. Non-GAAP gross margin increased to 62.1 percent for the quarter, within the company’s target range. Operating expenses declined to 42 percent of revenue.  Specifically, R&D expense was $30.5 million and SG&A declined to $22.5 million.  Operating income improved to 20.1 percent of revenue.  Net income increased to $21.9 million in the second quarter, or 17.3 percent of revenue. Resulting second quarter diluted earnings per share were 48 cents.  The reconciling charges are set forth in the financial measures table included below.

Business Highlights

The company’s performance was driven by growth in all three of its main product lines, Broad-based, Access and Broadcast.  The record quarter in Broad-based products was driven primarily by MCUs, with particular strength due to ramps of new products and customer programs.  Video and timing products also delivered record revenue in the quarter.  New mid-year model wins in video support the anticipated increase in the adoption rate of silicon tuner technology across TV makers, models and geographies.

CPE modems and FM tuners in handsets combined declined to 12 percent of company revenue. These maturing products have become a less significant share of total revenue, contributing to the long-term improvement in the complexion of the business.

“We’ve executed well in the first half of the year, achieving record revenue in many of our product lines while successfully navigating through the transition in our access and audio products. But, while the business is ready to sprint ahead on the legs of very strong products and share gains, we’re facing weakening end-user demand in several of our markets,” said Necip Sayiner, president and CEO of Silicon Laboratories. “While we find this frustrating, we remain focused on operational discipline to preserve profitability and continued R&D pipeline development so when the economy improves, we’ll be ready to break out to higher revenue and earnings levels.”

The company expects revenue for the third quarter to decline by 5 to 10 percent sequentially.

Webcast and Conference Call

A conference call discussing the quarterly results will follow this press release at 7:30 a.m. central time. An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the same website listed above or by calling 1 (800) 642-1687 or +1 (706) 645-9291 (international) and by entering 79607832. The replay will be available through August 8, 2011.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories, please visit www.silabs.com.

Forward-Looking Statements

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly; difficulties developing new products that achieve market acceptance; dependence on a limited number of products and customers; intellectual property litigation risks; inventory-related risks; risks associated with acquisitions; difficulties managing international activities; difficulties managing our manufacturers and subcontractors; risks that Silicon Laboratories may not be able to manage strains associated with its growth; credit risks associated with our accounts receivable; dependence on key personnel; risks associated with divestitures; geographic concentration of manufacturers, assemblers, test service providers and customers in Asia that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

Silicon Laboratories Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Revenues	$126,197	$134,577	$245,833	$261,296
Cost of revenues	49,985	43,684	97,463	86,813
Gross margin	76,212	90,893	148,370	174,483
Operating expenses:
Research and development	34,173	30,509	69,533	60,431
Selling, general and administrative	26,055	29,737	57,914	57,740
Operating expenses	60,228	60,246	127,447	118,171
Operating income	15,984	30,647	20,923	56,312
Other income (expense):
Interest income	473	633	1,044	1,299
Interest expense	(5)	(22)	(10)	(45)
Other income (expense), net	164	(586)	373	(883)
Income before income taxes	16,616	30,672	22,330	56,683
Provision for income taxes	3,244	9,625	10,918	14,557
Net income	$13,372	$21,047	$11,412	$42,126

Earnings per share:
Basic	$0.30	$0.46	$0.26	$0.92
Diluted	$0.29	$0.44	$0.25	$0.88

Weighted-average common shares outstanding:
Basic	44,602	45,387	44,435	45,602
Diluted	45,951	47,371	45,998	47,649

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

	Three Months Ended July 2, 2011
Non-GAAP Income Statement Items	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Acquisition Related Items	Material Cancellation Charge	Non- GAAP Measure	Non- GAAP Percent of Revenue
Revenues	$126,197

Gross margin	76,212	60.4%	$342	$464	$1,316	$78,334	62.1%

Research and development	34,173	27.1%	3,709	—	—	30,464	24.1%

Selling, general and administrative	26,055	20.6%	4,550	(1,035)	—	22,540	17.9%

Operating expenses	60,228	47.7%	8,259	(1,035)	—	53,004	42.0%

Operating income	15,984	12.7%	8,601	(571)	1,316	25,330	20.1%

Net income	13,372	10.6%	7,813	(571)	1,251	21,865	17.3%

	Three Months Ended July 2, 2011
Non-GAAP Diluted Earnings Per Share	GAAP Measure	Stock Compensation Expense	Acquisition Related Items	Material Cancellation Charge	Non- GAAP Measure
Net income	$13,372	$7,813	$(571)	$1,251	$21,865

Diluted shares outstanding	45,951	—	—	—	45,951

Diluted earnings per share	$0.29				$0.48

Silicon Laboratories Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	July 2, 2011	January 1, 2011
Assets
Current assets:
Cash and cash equivalents	$134,824	$138,567
Short-term investments	198,766	227,295
Accounts receivable, net of allowance for doubtful accounts of $727 at July 2, 2011 and $772 at January 1, 2011	70,351	45,030
Inventories	38,097	39,450
Deferred income taxes	10,271	9,140
Prepaid expenses and other current assets	34,499	34,447
Total current assets	486,808	493,929
Long-term investments	17,196	17,500
Property and equipment, net	28,399	29,945
Goodwill	117,215	112,296
Other intangible assets, net	66,280	53,242
Other assets, net	28,359	20,746
Total assets	$744,257	$727,658

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,064	$24,433
Accrued expenses	26,944	25,604
Deferred income on shipments to distributors	32,034	26,127
Income taxes	1,102	3,692
Total current liabilities	86,144	79,856
Long-term obligations and other liabilities	21,521	22,372
Total liabilities	107,665	102,228
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.0001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.0001 par value; 250,000 shares authorized; 44,292 and 43,933 shares issued and outstanding at July 2, 2011 and January 1, 2011, respectively	4	4
Additional paid-in capital	49,041	49,947
Retained earnings	590,539	579,127
Accumulated other comprehensive loss	(2,992)	(3,648)
Total stockholders’ equity	636,592	625,430
Total liabilities and stockholders’ equity	$744,257	$727,658

Silicon Laboratories Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended
	July 2, 2011	July 3, 2010
Operating Activities
Net income	$11,412	$42,126
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of property and equipment	6,680	5,821
Amortization of other intangible assets and other assets	6,077	3,651
Stock-based compensation expense	18,074	20,931
Income tax benefit from employee stock-based awards	2,083	2,523
Excess income tax benefit from employee stock-based awards	(1,963)	(1,784)
Deferred income taxes	181	(319)
Changes in operating assets and liabilities:
Accounts receivable	(23,562)	(19,946)
Inventories	2,022	2,537
Prepaid expenses and other assets	(1,021)	3,208
Accounts payable	259	3,015
Accrued expenses	(2,841)	(4,445)
Deferred income on shipments to distributors	5,157	483
Income taxes	3,672	(5,268)
Net cash provided by operating activities	26,230	52,533
Investing Activities
Purchases of available-for-sale investments	(75,856)	(216,385)
Proceeds from sales and maturities of marketable securities	104,831	158,944
Purchases of property and equipment	(5,058)	(3,311)
Purchases of other assets	(665)	(6,917)
Acquisitions of businesses, net of cash acquired	(27,262)	(18,351)
Net cash used in investing activities	(4,010)	(86,020)
Financing Activities
Proceeds from issuance of common stock, net of shares withheld for taxes	2,489	17,244
Excess income tax benefit from employee stock-based awards	1,963	1,784
Repurchases of common stock	(23,241)	(100,309)
Payments on debt	(7,174)	—
Net cash used in financing activities	(25,963)	(81,281)

Decrease in cash and cash equivalents	(3,743)	(114,768)
Cash and cash equivalents at beginning of period	138,567	195,737
Cash and cash equivalents at end of period	$134,824	$80,969

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